                                                                     Exhibit 3.1


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                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               SUNOCO PARTNERS LLC

                    A Pennsylvania Limited Liability Company

                                   Dated as of

                                 April 30, 2002


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

                                TABLE OF CONTENTS

                                   ARTICLE I.
                                  DEFINITIONS

Section 1.01      Definitions ...............................................  2
Section 1.02      Construction .............................................. 11

                                  ARTICLE II.
                                  ORGANIZATION

Section 2.01      Formation ................................................. 11
Section 2.02      Name ...................................................... 11
Section 2.03      Registered Office; Registered Agent; Principal Office ..... 11
Section 2.04      Purposes .................................................. 11
Section 2.05      Foreign Qualification ..................................... 12
Section 2.06      Term ...................................................... 13
Section 2.07      No State Law Partnership .................................. 13
Section 2.08      Power of Attorney ......................................... 13

                                  ARTICLE III.
                                   MEMBERSHIP

Section 3.01      Membership Interests; Additional Members .................. 14
Section 3.02      Access to Information ..................................... 15
Section 3.03      Liability ................................................. 15
Section 3.04      Withdrawal ................................................ 15

                                  ARTICLE IV.
                      DISPOSITION OF MEMBERSHIP INTERESTS

Section 4.01      General Restriction ....................................... 15
Section 4.02      Admission of Assignee as a Member ......................... 16
Section 4.03      Requirements Applicable to All Dispositions and Admissions  16

                                   ARTICLE V.
                             CAPITAL CONTRIBUTIONS

Section 5.01      Initial Capital Contributions ............................. 17
Section 5.02      Loans ..................................................... 17
Section 5.03      Return of Contributions ................................... 18
Section 5.04      Capital Accounts .......................................... 18

                                  ARTICLE VI.
                         DISTRIBUTIONS AND ALLOCATIONS

Section 6.01      Distributions ............................................. 18
Section 6.02      Distributions on Dissolution and Winding Up ............... 18
Section 6.03      Allocations ............................................... 19
Section 6.04      Varying Interests ......................................... 21
Section 6.05      Tax Distributions ......................................... 21
Section 6.06      Withheld Taxes ............................................ 22

Section 6.07      Limitations on Distributions .............................. 22

                                  ARTICLE VII.
                                   MANAGEMENT

Section 7.01      Management by Board of Directors and Officers ............. 22
Section 7.02      Number; Qualification; Tenure ............................. 23
Section 7.03      Regular Meetings .......................................... 23
Section 7.04      Special Meetings .......................................... 23
Section 7.05      Notice .................................................... 23
Section 7.06      Action by Consent of Board or Committee of Board .......... 24
Section 7.07      Conference Telephone Meetings ............................. 24
Section 7.08      Quorum .................................................... 24
Section 7.09      Vacancies; Increases in the Number of Directors ........... 24
Section 7.10      Committees ................................................ 24
Section 7.11      Removal ................................................... 25
Section 7.12      Administration of Incentive Plans ......................... 25

                                 ARTICLE VIII.
                                    OFFICERS

Section 8.01      Elected Officers .......................................... 26
Section 8.02      Election and Term of Office ............................... 26
Section 8.03      Chairman of the Board ..................................... 26
Section 8.04      Chief Executive Officer ................................... 26
Section 8.05      President ................................................. 27
Section 8.06      Chief Financial Officer ................................... 27
Section 8.07      Vice Presidents ........................................... 27
Section 8.08      Treasurer ................................................. 28
Section 8.09      Secretary ................................................. 28
Section 8.10      Powers of Attorney ........................................ 28
Section 8.11      Delegation of Authority ................................... 29
Section 8.12      Compensation .............................................. 29
Section 8.13      Removal ................................................... 29
Section 8.14      Vacancies ................................................. 29

                                  ARTICLE IX.
                                MEMBER MEETINGS

Section 9.01      Meetings .................................................. 29
Section 9.02      Notice of a Meeting ....................................... 30
Section 9.03      Action by Consent of Members .............................. 30

                                   ARTICLE X.
                         INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

Section 10.01      Indemnification .......................................... 30
Section 10.02      Liability of Indemnitees ................................. 32

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                                  ARTICLE XI.
                                     TAXES

Section 11.01      Tax Returns .............................................. 32
Section 11.02      Tax Elections ............................................ 33
Section 11.03      Tax Matters Partner ...................................... 33

                                  ARTICLE XII.
                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Section 12.01      Maintenance of Books ..................................... 34
Section 12.02      Reports .................................................. 35
Section 12.03      Bank Accounts ............................................ 35

                                 ARTICLE XIII.
                    DISSOLUTION, WINDING-UP AND TERMINATION

Section 13.01      Dissolution .............................................. 35
Section 13.02      Winding-Up and Termination ............................... 36
Section 13.03      Deficit Capital Accounts ................................. 37
Section 13.04      Certificate of Dissolution ............................... 37

                                  ARTICLE XIV.
                               GENERAL PROVISIONS

Section 14.01      Offset ................................................... 37
Section 14.02      Notices .................................................. 37
Section 14.03      Entire Agreement; Superseding Effect ..................... 39
Section 14.04      Effect of Waiver or Consent .............................. 39
Section 14.05      Amendment or Restatement ................................. 40
Section 14.06      Binding Effect ........................................... 40
Section 14.07      Governing Law; Severability .............................. 40
Section 14.08      Further Assurances ....................................... 40
Section 14.09      Waiver of Certain Rights ................................. 41
Section 14.10      Counterparts ............................................. 41
Section 14.11      Jurisdiction ............................................. 42

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

                           SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                               SUNOCO PARTNERS LLC
                    A Pennsylvania Limited Liability Company

     This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SUNOCO PARTNERS LLC (the "Company"), dated as of April 30, 2002, is adopted,
                          -------
executed and agreed to by Sun Pipe Line Company of Delaware, a Delaware corporation ("Sun Delaware"), Sun Pipe Line Company, a Texas corporation ("Sun
              ------------                                                 ---
Pipe Line"), Sunoco, Inc. (R&M), a Pennsylvania corporation ("Sunoco R&M"),
---------                                                     ----------
Atlantic Petroleum Corporation, a Delaware corporation ("Atlantic Petroleum"),
                                                         ------------------
and Atlantic Refining & Marketing Corp., a Delaware corporation ("Atlantic
                                                                  --------
Refining"), as the Members (as defined herein) of the Company.
--------

                                R E C I T A L S:
                                ----------------

     WHEREAS, the Company was formed as a Pennsylvania limited liability company under and pursuant to the Pennsylvania Limited Liability Company Law of 1994, as amended (the "Act"), on October 12, 2001 (the "Original Filing Date") by the
              ---                              --------------------
filing of a Certificate of Organization of a Domestic Limited Liability Company (the "Pennsylvania Certificate") with the Pennsylvania Department of State on
      ------------------------
such date;

     WHEREAS, Sun Delaware, as the sole member, adopted, executed and agreed to a Limited Liability Company Agreement (the "Prior Agreement") relating to the
                                            ---------------
Company on October 15, 2001;

     WHEREAS, on February 8, 2002, Sun Delaware and the Company admitted Sun Pipe Line, Sunoco R&M, Atlantic Petroleum and Atlantic Refining as members of the Company in exchange for their capital contributions as set forth in Section
5.01 and amended and restated the Prior Agreement (as amended and restated, the "First Amended and Restated Limited Liability Company Agreement") to, among
 --------------------------------------------------------------
other things, provide for a board of directors and officers of the Company; and

     WHEREAS, the Members desire to further amend and restate the First Amended and Restated Limited Liability Company Agreement to, among other things, modify the composition of the compensation committee of the Board of Directors.

     NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend the First Amended and Restated Limited Liability Company Agreement and, as so amended, restate it in its entirety as follows:


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


                                   ARTICLE I.
                                   DEFINITIONS

     Section 1.01 Definitions.

     (a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

     "Act" has the meaning given such term in the Recitals.
      ---

     "Adjusted Capital Account Deficit" means, with respect to any Member, the
      --------------------------------
deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (i) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4),
     1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means, with respect to any Person, any other Person directly or
      ---------
indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with
                                                         -------
respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and
                                                     -----------
"controlled" have meanings correlative to the foregoing.
 ----------

     "Agreement" means this Second Amended and Restated Limited Liability
      ---------
Company Agreement of Sunoco Partners LLC, as amended from time to time.

     "Applicable Law" means (a) any United States federal, state, local or
      --------------
foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental

Authority and (b) any rule or listing requirement of any applicable national securities exchange or listing requirement of any national securities exchange or Securities and Exchange Commission recognized trading market on which securities issued by the MLP are listed or quoted.

     "Assignee" means any Person that acquires a Membership Interest or any
      --------
portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Article IV. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member's Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is
(a) the Person to whom such Bankrupt Member's Membership Interest is assigned by order of the court or other Governmental Authority having jurisdiction over the related Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

     "Atlantic Petroleum" has the meaning given such term in the introductory
      ------------------
paragraph of this Agreement.

     "Atlantic Refining" has the meaning given to such term in the introductory
      -----------------
paragraph of this Agreement.

     "Bankruptcy" or "Bankrupt" means, with respect to any Person, that (a) such
      ----------      --------
Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses
(i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 Days have expired without the appointment's having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

     "Board" has the meaning given such term in Section 7.01.
      -----

     "Business Day" means any day other than a Saturday, a Sunday or a day when
      ------------
banks in New York, New York are authorized or required by Applicable Law to be closed.

     "Capital Account" means, with respect to any Member, the Capital Account
      ---------------
maintained for such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.03, and the amount of any Company liabilities assumed by such Member or that are secured by any property (other than money) distributed to such Member.

                  (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property (other than money) distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to
     Section 6.03, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property (other than money) contributed by such Member to the Company.

                  (iii) In the event all or a portion of a Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so transferred.

                  (iv) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii) of this definition of "Capital Account," there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with the Treasury Regulations.

     "Capital Contribution" means, with respect to any Member, the amount of
      --------------------
money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

     "Certified Public Accountants" means a firm of independent public
      ----------------------------
accountants selected from time to time by the Board.

     "Claim" means any and all judgments, claims, causes of action, demands,
      -----
lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys' fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

     "Code" means the Internal Revenue Code of 1986, as amended from time to
      ----
time.

     "Common Units" means the common units of the MLP.
      ------------

     "Company" has the meaning given such term in the introductory paragraph of
      -------
this Agreement.

     "Compensation Committee" has the meaning given such term in Section 7.12.
      ----------------------

     "Conflicts Committee" has the meaning given such term in Section 7.10(c).
      -------------------

     "Contribution Agreement" means that certain Contribution, Conveyance and
      ----------------------
Assumption Agreement, dated as of February 8, 2002, among the Company, the MLP, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

     "Day" means a calendar day; provided, however, that, if any period of Days
      ---
referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

     "Depreciation" means, for each fiscal year or other period, an amount equal
      ------------
to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, "Depreciation" shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

     "Director" or "Directors" has the meaning given such term in Section 7.02.
      --------      ---------

     "Dispose," "Disposing" or "Disposition" means, with respect to any asset
      -------    ---------      -----------
(including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

     "Disposing Member" has the meaning given such term in Section 4.02.
      ----------------

     "Dissolution Event" has the meaning given such term in Section 13.01(a).
      -----------------

     "Encumber," "Encumbering" or "Encumbrance" means the creation of a security
      --------    -----------      -----------
interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

     "GAAP" means generally accepted accounting principles.
      ----

     "Governmental Authority" or "Governmental" means any federal, state, local
      ----------------------      ------------
or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted
      -----------------
basis for federal income tax purposes, except as follows:

                  (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of said asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code;

                  (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for a Membership Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Tax Matters Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (iii) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

                  (iv) the Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation
     Section 1.704-1 (b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Tax Matters Partner determines that an adjustment pursuant to the foregoing subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph
     (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     "First Amended and Restated Limited Liability Company Agreement" has the
      --------------------------------------------------------------
meaning given such term in the Recitals.

     "Incentive Plan" means any plan or arrangement pursuant to which the
      --------------
Company may compensate its employees, consultants, directors and/or service providers.

     "Indemnitee" means (a) any Person who is or was an Affiliate of the
      ----------
Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and
(c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

     "Independent Director" has the meaning given such term in Section 7.10(b).
      --------------------

     "Majority Interest" means greater than 50% of the Sharing Ratios.
      -----------------

     "Member" means any Person executing this Agreement as of the date of this
      ------
Agreement as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

     "Membership Interest" means, with respect to any Member, (a) that Member's
      -------------------
status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member's rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Board; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

     "MLP" means Sunoco Logistics Partners L.P., a Delaware limited partnership,
      ---
and any successors thereto.

     "Notices" has the meaning given such term in Section 14.02.
      -------

     "NYSE" has the meaning given such term in Section 7.02.
      ----

     "Operating Partnership" means Sunoco Logistics Partners Operations L.P., a
      ---------------------
Delaware limited partnership, and any successors thereto.

     "Original Filing Date" has the meaning given such term in the Recitals.
      --------------------

     "Partnership Agreement" means the First Amended and Restated Agreement of
      ---------------------
Limited Partnership of the MLP, dated February 8, 2002, as amended, or any successor agreement.

     "Pennsylvania Certificate" has the meaning given such term in the Recitals.
      ------------------------

     "Person" means any individual, firm, partnership, corporation, limited
      ------
liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental agency or any political subdivision thereof, or any other entity.

     "Prior Agreement" has the meaning given such term in the Recitals.
      ---------------

     "Profits" and "Losses" means, for each fiscal year or other period, an
      -------       ------
amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                  (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                  (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (iv) gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

                  (vi) notwithstanding any other provision of this definition of "Profits" and "Losses," any items that are specially allocated pursuant to
     Section 6.03(d) and Section 6.03(e) shall not be taken into account in computing Profits or Losses.

     "Proper Officers" means those officers of the Company authorized by the
      ---------------
Board to act on behalf of the Company.

     "Retained Assets" has the meaning given such term in the Partnership
      ---------------
Agreement.

     "Sharing Ratio" means, subject in each case to adjustments in accordance
      -------------
with this Agreement or in connection with Dispositions of Membership Interests,
(a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on

Exhibit A, and (b) in the case of Membership Interests issued pursuant to
---------
Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

     "Sun Delaware" has the meaning given such term in the introductory
      ------------
paragraph of this Agreement.

     "Sunoco R&M" has the meaning given such term in the introductory paragraph
      ----------
of this Agreement.

     "Sun Pipe Line" has the meaning given such term in the introductory
      -------------
paragraph of this Agreement.

     "Target Capital Account Amount" means, with respect to a Member, the
      -----------------------------
distribution the Member would receive pursuant to Section 6.02 if the amount to be distributed to the Member equaled the product of (i) the amount described in
Section 13.02(a)(iii)(C) multiplied by (ii) the Member's Sharing Ratio.

     "Tax Matters Partner" has the meaning given such term in Section 11.03(a).
      -------------------

     "Term" has the meaning given such term in Section 2.06.
      ----

     "Treasury Regulations" means the regulations (including temporary
      --------------------
regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final, Treasury Regulations.

     "Withdraw," "Withdrawing" or "Withdrawal" means the withdrawal, resignation
      --------    -----------      ----------
or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of a Membership Interest (which are governed by Article
IV), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

     (b) Other terms defined herein have the meanings so given them.

     Section 1.02 Construction.

     Unless the context requires otherwise, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes, and (d) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                   ARTICLE II.
                                  ORGANIZATION

     Section 2.01 Formation.

     Sun Delaware formed the Company as a Pennsylvania limited liability company by the filing of the Pennsylvania Certificate, dated as of the Original Filing Date, with the Pennsylvania Department of State pursuant to the Act.

     Section 2.02 Name.

     The name of the Company is "Sunoco Partners LLC" and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Board may select.

     Section 2.03 Registered Office; Registered Agent; Principal Office.

     The name of the Company's registered agent for service of process is CT Corporation System, and the address of the Company's registered office in the Commonwealth of Pennsylvania is 1515 Market Street, #1210, Philadelphia, Pennsylvania 19103. The principal place of business of the Company shall be located at 1801 Market Street, Philadelphia, Pennsylvania 19103. The Board may change the Company's registered agent or the location of the Company's registered office or principal place of business as the Board may from time to time determine.

     Section 2.04 Purposes.

     (a) The Company may carry on any lawful business or activity permitted by the Act. The Company shall be authorized to engage in any and all other activities, whether or not related to the foregoing, that in the judgment of the Board may be beneficial or desirable.

     (b) Subject to the limitations expressly set forth in this Agreement, the Company shall have the power and authority to do any and all acts and things deemed necessary or desirable by the Board to further the Company's purposes and carry on its business, including, without limitation, the following:

                  (i)      acting as the general partner of the MLP;

                  (ii) operating, maintaining and administering the Retained Assets and the businesses conducted by or related to them;

                  (iii) entering into any kind of activity and performing contracts of any kind necessary or desirable for the accomplishment of its business (including the business of the MLP);

                  (iv) acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary or desirable for the accomplishment of its business;

                  (v) borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Company;

                  (vi) entering into any such instruments and agreements as the Board may deem necessary or desirable for the ownership, management, operation, leasing and sale of the Company's property; and

                  (vii) negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Company, or for the refinancing of any loan or payment obtained by the Company.

     The Members hereby specifically consent to and approve the execution and delivery by the Proper Officers on behalf of the Company of all loan agreements, guarantees, notes, security agreements or other documents or instruments, if any, as required by any lender providing funds to the Company, the MLP or the Operating Partnership and ancillary documents contemplated thereby.

     Section 2.05 Foreign Qualification.

     Prior to the Company's conducting business in any jurisdiction other than Pennsylvania, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     Section 2.06 Term.

     The period of existence of the Company (the "Term") commenced on the Original Filing Date and shall end at such time as a certificate of dissolution is filed with the Pennsylvania Department of State in accordance with Section 13.04.

     Section 2.07 No State Law Partnership.

     The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

     Section 2.08 Power of Attorney.

     (a) Each Member and each Assignee hereby constitutes and appoints the Chief Executive Officer, President and each Vice President, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

                  (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Organizational Certificate and all amendments or restatements thereof) that the Board deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company in the Commonwealth of Pennsylvania and in all other jurisdictions in which the Company may conduct business or own property;
     (B) all certificates, documents and other instruments that the Board deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the transfer of any Membership Interests; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Membership Interests; and (F) all certificates, documents and other instruments (including agreements and certificates of merger) relating to a merger or consolidation of the Company; and

                  (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the Board, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary to effectuate the terms or intent of this Agreement.

     Nothing contained in this Section 2.08 shall be construed as authorizing the Board or any officer to do any of the following except as expressly provided for in this Agreement: (A) amend, change, modify or restate this Agreement; (B) dissolve or liquidate the Company, (C) determine the rights, preferences and privileges of any class or series of Membership Interests, or (D) enter into a merger or consolidation of the Company.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member or the transfer of any Membership Interests and shall extend to a Member's heirs, successors, assigns and representatives.

                                  ARTICLE III.
                                   MEMBERSHIP

     Section 3.01 Membership Interests; Additional Members.

     The Members own Membership Interests in the Company as reflected in Exhibit
                                                                         -------
A attached hereto. Persons may be admitted to the Company as Members, on such
-
terms and conditions as the Board determines at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Board may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be approved by the Board and executed by the Proper Officers. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the Member's ratification of this Agreement and agreement to be bound by it.

     Section 3.02 Access to Information.

     Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member's behalf shall be borne by such Member.

     Section 3.03 Liability.

     (a) No Member or Assignee shall be liable for the debts, obligations or liabilities of the Company.

     (b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacities as members of the Company are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Member in their capacities as members of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members.

     Section 3.04 Withdrawal.

     A Member does not have the right or power to Withdraw.

                                  ARTICLE IV.
                       DISPOSITION OF MEMBERSHIP INTERESTS

     Section 4.01 General Restriction.

     A Member may not Dispose of all or any portion of its Membership Interests except in strict accordance with this Article IV. References in this Article IV to Dispositions of a Membership Interest shall also refer to Dispositions of a portion of a Membership Interest. Any attempted Disposition of a Membership Interest, other than in strict accordance with this Article

IV, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IV may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedies at law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (b) the uniqueness of the business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IV may be enforced by specific performance.

     Section 4.02 Admission of Assignee as a Member.

     An Assignee has the right to be admitted to the Company as a Member, with the Membership Interests (and attendant Sharing Ratio) so transferred to such Assignee, only if (a) the Member making the Disposition (a "Disposing Member")
                                                            ----------------
has granted the Assignee either (i) all, but not less than all, of such Disposing Member's Membership Interests or (ii) the express right to be so admitted; and (b) such Disposition is effected in strict compliance with this
Article IV.

     Section 4.03 Requirements Applicable to All Dispositions and Admissions.

     Any Disposition of Membership Interests and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Board, in its sole and absolute discretion, may waive any of the following requirements:

     (a) Disposition Documents. The following documents must be delivered to the Board and must be satisfactory, in form and substance, to the Board:

                  (i)      Disposition Instrument.  A copy of the instrument
                           ----------------------
     pursuant to which the Disposition is effected.

                  (ii)     Ratification of this Agreement.  With respect to any
                           ------------------------------
     Disposition, an instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 4.03(a)(i): (A) the notice address of the Assignee; (B) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (C) the Assignee's ratification of this Agreement and agreement to be bound by it; and (D) representations and warranties by the Disposing Member and its Assignee that (1) the Disposition and admission is being made in accordance with

     Applicable Laws, and (2) the matters set forth in Section 4.03(a)(i) and this Section 4.03(a)(ii) are true and correct.

                  (iii)    Opinions.  With respect to any Disposition, such
                           --------
     opinions of counsel regarding tax and securities law matters as the Board, in its sole discretion, may require.

     (b) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission of the Assignee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 4.03(a)(iii).

     (c) No Release. No Disposition of Membership Interests shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

                                   ARTICLE V.
                             CAPITAL CONTRIBUTIONS

     Section 5.01 Initial Capital Contributions.

     At the time of the formation of the Company or contemporaneously with the adoption by the Members of this Agreement, as appropriate, each Member, as a result of its initial Capital Contribution, shall be deemed to have the Membership Interest in the Company as set forth next to the Member's name on Exhibit A.
---------

     The Members hereby agree that their Membership Interests shall be adjusted to reflect a final determination of the value of their Capital Contributions and the Company's assets. Any such adjustment shall be effective as of February 8, 2002 and shall be implemented by the revision of Exhibit A hereto to reflect the
                                                 ---------
final determination of the value of the Members' Capital Contributions and the Company's assets. The final determination of the value of the Members' Capital Contributions and the Company's assets shall be made upon the unanimous agreement of the Members and the Company.

     Section 5.02 Loans.

     If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Board may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 5.02 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Board from the date of the advance until the date of payment and is not a Capital Contribution.

     Section 5.03 Return of Contributions.

     Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

     Section 5.04 Capital Accounts.

     An individual Capital Account shall be established and maintained for each Member. A Member that has more than one class or series of Membership Interest shall have a single Capital Account that reflects all such class, classes or series of Membership Interests, regardless of the classes or series of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

                                  ARTICLE VI.
                          DISTRIBUTIONS AND ALLOCATIONS

     Section 6.01 Distributions.

     Except as otherwise provided in Section 6.02 and Section 6.05, distributions to the Members shall be made only to all Members simultaneously in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board; provided, however, any loans from Members pursuant to Section 5.02 shall be repaid prior to any distributions to Members pursuant to this Section 6.01.

     Section 6.02 Distributions on Dissolution and Winding Up.

     Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts for all distributions made under Section 6.01 and all allocations under this Article VI, all available proceeds distributable to the Members as determined under Section 13.02 shall be distributed to all of the Members in amounts equal to the Members' positive Capital Account balances.

     Section 6.03 Allocations.

     Subject to the allocation rules of Section 6.03(c), (d) and (e), Profits and Losses of the Company for any fiscal year shall be allocated as follows:

     (a) Profits for any fiscal year shall be allocated in the following order of priority:

                  (i) first, to all Members, in proportion to the deficit balances (if any) in their Capital Accounts, in an amount necessary to eliminate any deficits in the Members' Capital Accounts and restore such Capital Accounts balances to zero;

                  (ii) second, to the Members until each Member has been allocated an amount equal to the amount distributed to such Member pursuant to Section 6.01 in the current and in all previous fiscal years in excess of amounts previously allocated to such Members pursuant to this Section 6.03(a)(ii);

                  (iii) third, to the Members, to the greatest extent possible, an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Member's respective Sharing Ratios; and

                  (iv) thereafter, to the Members in proportion to their respective Sharing Ratios.

     (b) Losses for any fiscal year shall be allocated in the following order of priority:

                  (i)   first, to the Members, to the greatest extent possible,

     an amount required to cause the positive Capital Account balances of each of the Members to be in the same proportion as the Member's respective Sharing Ratios;

                  (ii) next, to the Members in proportion to their respective Sharing Ratios until the Capital Account balances of such Members have been reduced to zero;

                  (iii) next, to any Member that has a positive Capital Account balance until the Capital Account balances of all of the Members have been reduced to zero; and

                  (iv) thereafter, to the Members in proportion to their respective Sharing Ratios.

     (c) Notwithstanding the allocation provisions of Section 6.03(a) and (b), if the allocation of Profits or Losses to a Member pursuant to Sections 6.03(a) and (b) in the current fiscal year would cause a Member to have a positive Capital Account balance that is greater than or less than the amount that has been distributed to such Member in the current fiscal year pursuant to Section 6.01, then the allocations of Profits and Losses in the current fiscal year shall be adjusted, to the greatest extent possible, to cause the positive Capital Account balances of each Member to equal the amount of distributions made to such Member in the current fiscal year. In addition, in the event of the dissolution of the Company pursuant to
Section 13.01, if the allocation of Profits or Losses to a Member pursuant to Sections 6.03(a) and (b) would cause a Member to have a Capital Account balance in an amount that is greater than or less than the Member's Target Capital Account Amount, then the allocations of Profits and Losses shall be adjusted, to the greatest extent possible, to cause the positive Capital Account balances of each Member to equal such an amount.

     (d) The following special allocations shall be made in the following order:

                  (i) Qualified Income Offset. In the event any Member
                      ----------------------
     unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to restore, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.03(d)(i) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this
     Section 6.03(d)(i) was not in this Agreement.

                  (ii) Gross Income Allocation. In the event any Member has a
                       -----------------------
     deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (x) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (y) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.03(d)(ii) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.03(d)(i) hereof and this Section 6.03(d)(ii) were not in this Agreement.

                  (iii) Section 754 Adjustments. To the extent an adjustment of
                        -----------------------
     the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their

     Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

     (e) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 6.03(e) are solely for purposes of federal, state, local and foreign taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

     Section 6.04 Varying Interests.

     All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member's Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members' varying Sharing Ratios.

     Section 6.05 Tax Distributions.

     To the extent the Board, in good faith, determines the Company has sufficient funds, the Company shall make distributions on quarterly basis after the end of each fiscal quarter of the Company, beginning with the first quarter for the fiscal year ending December 31, 2002, to each Member in an amount equal to (i) the total amount of taxable income allocated to such Member for such fiscal year that exceeds the aggregate allocation of Losses pursuant to Sections 6.03(b) and (c) for the preceding fiscal years multiplied by (ii) a tax rate reasonably selected by the Board; provided, however, that subsequent distributions to the Members made during such fiscal year and subsequent fiscal years shall be adjusted as necessary to ensure that, over the entire term of the Company, the aggregate cash distributed to a Member shall be equal to the amount to which such Member would have been entitled had there been no distributions made pursuant to this Section 6.05.

     Section 6.06 Withheld Taxes.

     All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes of this Agreement. The Board is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

     Section 6.07 Limitations on Distributions.

     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

                                  ARTICLE VII.
                                   MANAGEMENT

     Section 7.01 Management by Board of Directors and Officers.

     The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the "Board") and subject to the discretion of
                                       -----
the Board, officers elected pursuant to Article VIII. The Directors and officers shall collectively constitute "managers" of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and of the officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania. The officers shall be vested with such powers and duties as are set forth in Article VIII and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the officers who shall be agents of the Company.

     Section 7.02 Number; Qualification; Tenure.

     The number of directors constituting the Board shall be between three and nine (each a "Director" and, collectively, the "Directors"), unless otherwise
              --------                          ---------
fixed from time to time pursuant to a resolution adopted by a majority of the Directors. A Director need not be a Member. Each Director shall be elected or approved by the Members at an annual meeting of the Members and shall serve as a Director of the Company for a term of one year (or their earlier death or removal from office) or until their successors are elected and qualified.

     The initial Directors of the Company shall be Deborah M. Fretz, John G. Drosdick and Thomas W. Hofmann. The Members will appoint two Independent Directors within three months of the listing of the MLP's common units on the New York Stock Exchange, Inc. (the "NYSE") and one additional Independent
                                    ----
Director within 12 months of such listing.

     Section 7.03 Regular Meetings.

     The Board shall meet at least quarterly, and a regular quarterly and annual meeting of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board. Notice of such regular quarterly and annual meetings shall not be required.

     Section 7.04 Special Meetings.

     A special meeting of the Board may be called at any time at the written request of (a) the Chairman of the Board or (b) any three Directors.

     Section 7.05 Notice.

     Written notice of all special meetings of the Board must be given to all Directors at least two Business Days prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to this Agreement, as provided herein. Attendance of a Director at a meeting shall constitute waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

     Section 7.06 Action by Consent of Board or Committee of Board.

     To the extent permitted by Applicable Law, the Board, or any committee of the Board, may act without a meeting so long as all members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

     Section 7.07 Conference Telephone Meetings.

     Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     Section 7.08 Quorum.

     A majority of all Directors, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by Applicable Law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors of the Board, or any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

     Section 7.09 Vacancies; Increases in the Number of Directors.

     Unless otherwise provided in this Agreement, vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

     Section 7.10 Committees.

     (a) The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees.

     (b) The Board shall have an audit committee comprised of three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the NYSE, as amended from time to time. "Independent Director" shall mean Directors meeting
                            --------------------
the independence and experience requirements as set forth most recently by the NYSE.

     (c) The Board shall have a conflicts committee (the "Conflicts Committee")
                                                          -------------------
comprised of at least two Directors, all of whom shall be Independent Directors and none of whom shall be (i) security holders, officers or employees of the Company, (ii) officers, directors or employees of any Affiliate of the Company or (iii) holders of any ownership interest in the MLP, the Operating Partnership or any of its subsidiaries other than Common Units. The Conflicts Committee shall review transactions between the MLP and Sunoco, Inc., or any of its Affiliates, and any other transactions involving the MLP or its Affiliates, that the Board believes may involve conflicts of interest. Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the MLP, and not a breach by the Company or the Directors of any fiduciary or other duties owed to the MLP by the Company or the Directors.

     (d) A majority of any committee, present in person or participating in accordance with Section 7.07, shall constitute a quorum for the transaction of business of such committee.

     (e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.05. The Board shall have power at any time to fill vacancies in, to change the membership of or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

     Section 7.11 Removal.

     Any Director or the entire Board may be removed, with or without cause, by the holders of a Majority Interest then entitled to vote at an election of Directors.

     Section 7.12 Administration of Incentive Plans.

     Incentive Plans shall be administered by the Board acting as an administrative committee of the whole or by another administrative committee comprised of Directors appointed from time to time by the Board (in each case the "Compensation Committee").
     ----------------------

                                 ARTICLE VIII.
                                    OFFICERS

     Section 8.01 Elected Officers.

     The officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article
VIII. The Board or any committee thereof may from time to time elect or appoint, as the case may be, other officers (including one or more Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

     Section 8.02 Election and Term of Office.

     The names and titles of the initial officers of the Company are set forth on Exhibit B hereto. Thereafter, the officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members or at such time and for such term as the Board shall determine. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 8.13.

     Section 8.03 Chairman of the Board.

     The Chairman of the Board shall preside at all meetings of the Members and of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 8.04, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

     Section 8.04 Chief Executive Officer.

     The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person's office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. The Chairman of the Board may serve in the capacity of Chief Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

     Section 8.05 President.

     The Chief Executive Officer may serve in the capacity of President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company's business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed.

     Section 8.06 Chief Financial Officer.

     The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such person's office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof relating to financial reporting are carried into effect.

     Section 8.07 Vice Presidents.

     Each Executive Vice President and Senior Vice President and any Vice President, in the order of seniority, unless otherwise determined by the Board, shall have such of the authority and perform such of the duties of the President as may be provided in this Agreement or assigned to them by the Board or the President. Vice Presidents shall assist the President in the performance of the duties assigned to the President and, in assisting the President, each Vice President shall for such purpose have the powers of the President.

     Section 8.08 Treasurer.

     (a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

     (b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer.

     Section 8.9 Secretary.

     (a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and (iv) in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

     (b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary and, in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary.

     Section 8.10 Powers of Attorney.

     The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other Persons.

     Section 8.11 Delegation of Authority.

     Unless otherwise provided by resolution of the Board, only the Chief Executive Officer and President shall have the power or authority to delegate to any Person such officer's rights and powers as an officer to execute ordinary course of business contracts on behalf of the Company.

     Section 8.12 Compensation.

     The officers shall receive such compensation for their services as may be approved by the Board. In addition, the officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. The Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses reasonably incurred in the course of their service hereunder.

     Section 8.13 Removal.

     Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

     Section 8.14 Vacancies.

     A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

                                  ARTICLE IX.
                                 MEMBER MEETINGS

     Section 9.01 Meetings.

     Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article IX. An annual meeting of the Members for the transaction of such business as may properly come before the meeting shall be held at such time and place as the Board shall specify in the notice of the meeting, which shall be delivered to each Member at least 10 and not more than 60 days prior to such meeting. Special meetings of the Member may be called by the Board or by any Member. A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

     Section 9.02 Notice of a Meeting.

     Notice of a meeting called pursuant to Section 9.01 shall be given to the Members in writing by mail or other means of written communication in accordance with Section 14.02. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 9.03 Action by Consent of Members.

     Any action that may be taken at a meeting of the Members may be taken without a meeting if an approval in writing setting forth such action is signed by the Members holding not less than the minimum percentage of the Membership Interests that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote on such matter were present and voted.

                                   ARTICLE X.
                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

     Section 10.01 Indemnification.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 10.01 shall be made only out of the assets of the Company.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 10.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 10.01.

     (c) The indemnification provided by this Section 10.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Company may purchase and maintain insurance on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities or such Person's activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 10.01, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 10.01(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 10.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (g) The provisions of this Section 10.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (h) No amendment, modification or repeal of this Section 10.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     Section 10.02 Liability of Indemnitees.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

     (b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

     (c) Any amendment, modification or repeal of this Section 10.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, and the Company's directors, officers and employees under this Section 10.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

                                  ARTICLE XI.
                                      TAXES

     Section 11.01 Tax Returns.

     The Tax Matters Partner of the Company shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company.

     Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

     Section 11.02 Tax Elections.

     (a) The Company shall make the following elections on the appropriate tax returns:

         (i)   to adopt as the Company's fiscal year the calendar year;

         (ii)  to adopt the accrual method of accounting;

         (iii) if a distribution of the Company's property as described in Section 734 of the Code occurs or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's properties;

         (iv) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

         (v)   any other election the Board may deem appropriate.

     (b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law and no provision of this Agreement (including
Section 2.07) shall be construed to sanction or approve such an election.

     Section 11.03 Tax Matters Partner.

     (a) The Board shall select Sun Pipe Line to act as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax
                                                                         ---
Matters Partner"). The Tax Matters Partner shall take such action as may be
---------------
necessary to cause to the extent possible each Member to become a "notice partner" within the meaning of Section 6223 of the Code. The Tax Matters Partner shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

     (b) The Tax Matters Partner shall take no action without the authorization of the Board, other than such action as may be required by Applicable Law. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

     (c) The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Partner shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

     (d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Members to participate in the choosing of the forum in which such petition will be filed.

     (e) If any Member intends to file a notice of inconsistent treatment under
Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

                                  ARTICLE XII.
                    BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

     Section 12.01 Maintenance of Books.

     (a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

     (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

     Section 12.02 Reports.

     With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member:

     (a) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member's Capital Account as of the end of such year, together with a report thereon of the Certified Public Accountants; and

     (b) Such federal, state, local and foreign income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

     Section 12.03 Bank Accounts.

     Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

                                 ARTICLE XIII.
                     DISSOLUTION, WINDING-UP AND TERMINATION

     Section 13.01 Dissolution.

     (a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a "Dissolution Event"):
                                                 -----------------

                  (i) the unanimous consent of the Members; or

                  (ii) entry of a decree of judicial dissolution of the Company under Section 8972 of the Act.

     (b) No other event shall cause a dissolution of the Company.

     Section 13.02 Winding-Up and Termination.

     (a) On the occurrence of a Dissolution Event of the type described in
Section 13.01(a)(i) or Section 13.01(a)(ii), the Board shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

                  (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

                  (ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                  (iii) all remaining assets of the Company shall be distributed to the Members as follows:

                           (A) the liquidator may sell any or all Company
                  property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of
                  Article VI;

                           (B) with respect to all Company property that has not
                  been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                           (C) Company property (including cash) shall be
                  distributed among the Members in accordance with Section 6.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 13.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     Section 13.03 Deficit Capital Accounts.

     No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

     Section 13.04 Certificate of Dissolution.

     On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of dissolution with the Pennsylvania Department of State, cancel any other filings made pursuant to Section 2.05 and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of dissolution, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.

                                  ARTICLE XIV.
                               GENERAL PROVISIONS

     Section 14.01 Offset.

     Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

     Section 14.02 Notices.

     All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or that
                -------
are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

     To the Company:

     Sunoco Partners LLC
     1801 Market Street
     Philadelphia, Pennsylvania  19103-1699
     Attn:    General Counsel and Secretary
     Telephone:        (215) 977-3868
     Fax:              (215) 246-8113

     To Sun Delaware:

     Sun Pipe Line Company of Delaware
     P.O. Box 398
     Claymont, Delaware  19703-0398
     Attn:    Secretary
     Telephone:        (302) 798-7245
     Fax:              (610) 859-1327

     To Sun Pipe Line:

     Sun Pipe Line Company
     1801 Market Street
     Philadelphia, Pennsylvania  19103-1699
     Attn:    Secretary
     Telephone:        (215) 977-6648
     Fax:              (215) 977-6733

     To Sunoco R&M:

     Sunoco, Inc. (R&M)
     1801 Market Street
     Philadelphia, Pennsylvania  19103-1699
     Attn:    Assistant General Counsel and Corporate Secretary
     Telephone:        (215) 977-6430
     Fax:              (215) 977-6733

     To Atlantic Petroleum:

     Atlantic Petroleum Corporation
     P.O. Box 398
     Claymont, Delaware  19703-0398
     Attn:    Secretary
     Telephone:        (302) 798-7245
     Fax:              (610) 859-1327

     To Atlantic Refining:

     Atlantic Refining & Marketing Corp.
     P.O. Box 398
     Claymont, Delaware  19703-0398
     Attn:    Secretary
     Telephone:        (302) 798-7245
     Fax:              (610) 859-1327

     Section 14.03 Entire Agreement; Superseding Effect.

     This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements among the Members or any of their Affiliates with respect to the Company, whether oral or written.

     Section 14.04 Effect of Waiver or Consent.

     Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

     Section 14.05 Amendment or Restatement.

     This Agreement or the Pennsylvania Certificate may be amended or restated only by a written instrument executed (or, in the case of the Pennsylvania Certificate, approved) by all Members.

     Section 14.06 Binding Effect.

     Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

     Section 14.07 Governing Law; Severability.

     THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

     Section 14.08 Further Assurances.

     In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

     Section 14.09 Waiver of Certain Rights.

     Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

     Section 14.10 Counterparts.

     This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

     Section 14.11 Jurisdiction.

     Any and all Claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the parties hereto, shall be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania. Each party hereto unconditionally and irrevocably consents to the jurisdiction of any such court over any Claims and waives any objection that such party may have to the laying of venue of any Claims in any such court.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

                                    MEMBERS

                                    SUN PIPE LINE COMPANY OF DELAWARE


                                    By:  /s/ David A. Justin
                                         ---------------------------------------
                                            Name:   David A. Justin
                                            Title:  President

                                    SUN PIPE LINE COMPANY


                                    By:  /s/ Deborah M. Fretz
                                         ---------------------------------------
                                            Name:   Deborah M. Fretz
                                            Title:  President

                                    SUNOCO, INC. (R&M)


                                    By:  /s/ Thomas W. Hofmann
                                         ---------------------------------------
                                            Name:   Thomas W. Hofmann
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer

                                    ATLANTIC PETROLEUM CORPORATION


                                    By:  /s/ Barry H. Rosenberg
                                         ---------------------------------------
                                            Name:   Barry H. Rosenberg
                                            Title:  President and Treasurer

                                    ATLANTIC REFINING & MARKETING CORP.


                                    By:  /s/ Robert W. Owens
                                         ---------------------------------------
                                            Name:   Robert W. Owens
                                            Title:  President

                                    EXHIBIT A
                                    ---------


                                                               Effective Capital
                                                               -----------------
             Member                     Membership Interest*      Contribution*
             ------                     --------------------      -------------

Sun Pipe Line Company of Delaware               13%                $________
Sun Pipe Line Company                           45%                $________
Sunoco, Inc. (R&M)                              25%                $________
Atlantic Petroleum Corporation                  10%                $________
Atlantic Refining & Marketing Corp.              7%                $________

-------------------
* To be adjusted and/or determined pursuant to Section 5.01 of the Second Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC.

                                    EXHIBIT B
                                    ---------

John G. Drosdick                      Chairman of the Board
Deborah M. Fretz                      President and Chief Executive Officer
Colin A. Oerton                       Vice President and Chief Financial Officer
Paul S. Broker                        Vice President, Western Operations
James L. Fidler                       Vice President, Business Development
David A. Justin                       Vice President, Eastern Operations
Jeffrey W. Wagner                     General Counsel and Secretary
Paul A. Mulholland                    Treasurer
Joseph P. Krott                       Comptroller
Martha L. Moore                       Assistant Secretary
Katria N. Kowal                       Assistant Treasurer